Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

ROYAL BANK OF CANADA

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $3,549,000, representing an increase of $10,000 from the filing made earlier on March 30, 2026. The prospectus is a final prospectus for the related offering(s).